Exhibit 10.2

Share Pledge Agreement

Contract No:

Location: the Hi-Tech Zone, Urumqi, China

Party A: TBEA Xinjiang Sunoasis Co., Ltd.

Legal Representative: Fei Jia

Address: 399 Changchun Nanlu, Urumqi, Xinjiang

Business License No:

Party B: Gonghe County Xinte Photovoltaic Co., Ltd.

Legal Representative: Jianxin Zhang

Address:

Business License No:

Party C: SPI Solar Power (Suzhou) Co., Ltd.

Legal Representative:

Address:

Business License No:

RECITALS

1.

Whereas, TBEA Xinjiang Sunoasis Co., Ltd.(hereinafter called “Party A”) and its wholly-owned subsidiary Xinjiang Sang’ou Solar Equipment Co., Ltd. entered into a Stock Purchase Agreement (Reference no: )(hereinafter called “the “Purchase Agreement”) with SPI Solar Power (Suzhou) Co., Ltd. (hereinafter called “Party C”) and Gonghe County Xinte Photovoltaic Co., Ltd. (hereinafter called “Party B”) in November 2014.

2.

Whereas, in August 2013, Part A and Party B entered into an Engineering, Procurement and Construction contract (the “EPC contract”) for the 20MWp Xinte Gonghe Solar Farm, pursuant to which Party B should pay to the Party A at a fixed payment of RMB206 million pursuant to the EPC contract. Prior to entering into the agreement, Party B has paid RMB43 million to Party A out of total EPC contract price.

3.

Whereas, to facilitate the payment transfer by Party B to Party A under the Purchase Agreement, Party A, Party B and Party C entered into a three-party factoring agreement (hereinafter called “the Factoring Agreement”)(Reference No: ) in 2014, pursuant to which Party A acquired factoring financing secured by its bank line of credit of RMB144.2 million for the EPC contract price.

4.

Whereas, to ensure the executions of the Purchase Agreement and the Factoring Agreement, Party C desires to pledge 85% of total outstanding shares of Party B held by Party C to Party A within 10 business days from the closing date of the share transfer as defined under the Purchase Agreement.

NOW, THEREFORE, in consideration of the aforementioned recitals, the mutual covenants and agreements contained herein and for other good and valuable consideration, in accordance with the laws and regulations of PRC, all parties hereto agree as follows:

1.	The Equity Interest

1.1

The Pledged Shares (the “Pledge Shares”) refers to the 85% of Party B’s total shares owned by Party C after the share transfer as defined under the Purchase Agreement (such transaction, the “Share Pledge”).

1.2	Party C warrants that it is the sole record and beneficial owner of the Pledge Shares and has sole managerial and dispositive authority with respect to the Pledge Shares.

2	The Shares Pledge

2.1

Party C warrants and represents that it hereby shall pledges and grants to Party A security interest in the Pledge Shares, which amounts to 85% of the total outstanding shares of Party B with total share value of RMB36.55 million, as a general and continuing collateral security for the payment of the RMB175.1 million as stipulated in the Purchase Agreement as well as the factoring financing expenses, interest costs and damage incurred in connection with the performance of the Factoring Agreement.

2.2

Party C warrants and represents that that from the date that Party A and its wholly-owned subsidiary Xinjiang Sang’ou Solar Equipment Co., Ltd. completes the registration of share transfer at the local industrial and commercial bureau, it shall pledge the Pledge Shares that it duly owns to Party A and complete relevant registration and filing procedures (including registration of shareholders’ names and registration at the local industrial and commercial bureau.)

2.3

All the parties agree that during the term of Shares Pledge , Party C shall not dispose in any form (including but not limited to transferring, granting and pledging) for all or part of the shares of Party B owned by Party C without any written consent from Party A.

2.4

All the parties agree that during the term of Shares Pledge Party B or Party C shall give Party A prior notice of any board meeting or shareholders meeting of Party B, and provide meeting agendas to Party A. Within 3 days of such meetings, Party B or Party C shall provide any resolutions of the board meeting or shareholders meeting to Party A.

2.5

All the parties agree that during the term of Shares Pledge, when Party C exercises its shareholder right, it warrants that it shall cause Party B not to distribute any dividends to Party B’s shareholders without any written consent from Party A.

2.6

All the parties agree that during the term of Shares Pledge, Party A shall be entitled to access at all times to the Party B’s corporate books, such as the Articles of Incorporations, By-laws, and financial statements and other related corporate records, and Party B shall be obligated to provide all the necessary assistance at all times.

2.7

All the parties agree that during the term of Share Pledge, Party B shall obtain prior written consent from Party A if it disposes any assets, provides guarantee, repays debts or pursues recourse for its creditor’s right, conducts operation or terminates its business, or enters into any contracts, agreements and performs its obligations thereunder (including but not limited to any and all documents relating to disposing assets or distributing profit or interests of Party B).

3	The Scope of the Shares Pledge

3.1

The Share Pledge shall be the collateral for (1) the contract price of RMB175.1 million that Party B and Party C are obligated to pay as stipulated in the Purchase Agreement; and (2) and the factoring commission fee and interest occurred due to the factoring financing for the RMB144.2 million as stipulated in the Factoring Agreement.

3.2

The Share Pledge shall also be the collateral for all the damages and loss of Party A and its wholly-owned subsidiary Xinjiang Sang’ou Solar Equipment Co., Ltd arising from Party B’s and Party C’s breach of the Purchase Contract and Factoring Agreement as well as the other contract liabilities of Party B and Party C and travel expense, attorney’s fees and other necessary fees incurred in connection with Party A’s cause of action. .

4	The Implementation of the Pledge Right

All the parties agree that:

4.1

In the event that Party B fails to perform its payment obligations pursuant to the Purchase Agreement and the Factoring Agreement, Party A shall have the right to dispose the Pledge Shares under the Purchase Agreement in accordance with relevant laws and regulations.

4.2

In the event that the proceed of the Pledge Shares is less than the total amount of damage and fees guaranteed by the Pledge Shares, Party A shall have the right of recourse to Party B and Party C which are jointly liable with respect to any such amount of damage and fees in excess of the value of the Pledge Shares.

5	The Termination of the Pledge Right

All the parties that in the event that one of the followings arises, the right of pledge shall terminate immediately:

5.1. As far as Party B and Party C perform their contractual obligations as well as advancing payment under Article 3 of the Acquisition Agreement in accordance with the Purchase Agreement and Factoring Agreement, the right of pledge shall automatically terminate. Within 5 working days from the date of payment, Party A shall provide full support to Party C to remove the shares pledge registration at the local industrial and commercial bureau.

5.1. In the event that Party B and Party C provide collateral and security in the equivalent value of Pledge Shares upon the written approval by Party A and register such security interest in the local commercial bureau, the right of pledge shall automatically terminate, and Party A shall provide full support to Party C to remove the shares pledge registration at the local industrial and commercial bureau.

6	The Representations and Warranties

6.1

Each of the parties warrants and represents that all the signatories have obtained all necessary consents, approvals and authorizations upon signing this Agreement (including but not limited to government approval, the authorization and resolutions of the Board of Directors and Shareholders). After the signing the Agreement, no party should declare the agreement is null and void for failure to secure the authorization to entering into the Agreement.

6.2

Each of the parties warrants and represents that signing and executing the Agreement shall not violate its duties and obligations to any of other contracts, agreements thereunder of which it is a party.

6.3

Once the Agreement comes into effect, no party shall declare the agreement null and void or refuse to perform the obligations under the Agreement for the reason that the execution of the Agreement is without authorization or performance of the Agreement violates other agreement or contracts to which it is a party.

7	Default Liability

At any time after the Agreement becomes enforceable, each party shall duly perform its contractual obligation, and violating any of the articles of the Agreement shall constitute breach of contract, and Party B and Party C shall indemnify any damage and loss of Party A and shall be jointly and severally liable for the penalty in the amount of 3% of the total value of the EPC contract. The damage and penalty shall not prevent each party from continuing their performance of any obligation hereunder.

8.	The Dispute Resolution

9.

Each Party hereby irrevocably submits to the exclusive jurisdiction of the residence of plaintiff for the adjudication of any dispute hereunder or in connection herewith or with the signing, effect, amendment, termination or other actions that cause disputes. If one or more provisions of this Agreement are held to be unenforceable in the legal proceeding, such provision(s) shall be excluded from this Agreement and the remaining sections of this Agreement shall be enforceable in accordance with their terms and each of the parties shall continue to perform.

10.	Signing, Effectiveness and Miscellaneous

The Agreement is enforceable once signed by legal representatives and stamped with each party’s corporate seal. The Agreement has 6 copies each of which shall be deemed original. Each of the parties holds two copies.

(Signature page to follow)

Party A (pledgee): TBEA Xinjiang Sunoasis Co., Ltd.

Legal Person (or authorized representative): (corporate seal affixed)

Date:

Party B (pledgee): Gonghe County Xinte Photovoltaic Co., Ltd.

Legal Person (or authorized representative): (corporate seal affixed)

Date:

Party C (Investor): SPI Solar Power (Suzhou) Co., Ltd.

Legal Person (or authorized representative): (corporate seal affixed)

Date: